SCHEDULE 14A INFORMATION

CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|X|   Preliminary Consent Statement
|_| Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
|_|   Definitive Consent Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to sec.240.14a-11(c) or Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    HARISH K. CHOPRA - and - TIMETRUST, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


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      (2)   Aggregate number of securities to which transaction applies:


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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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      (4)   Proposed maximum aggregate value of transaction:


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      (5)   Total fee paid:


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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:


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      (2)   Form, Schedule or Registration Statement No.:


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      (3)   Filing Party:


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      (4)   Date Filed:


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PRELIMINARY COPY; SUBJECT TO COMPLETION
JANUARY __, 2000

                            ------------------------

                                CONSENT STATEMENT
                                       OF
                      HARISH K. CHOPRA and TIMETRUST, INC.

                         -------------------------------

To the Shareholders of Vestcom International, Inc.:

      This Consent Statement and the enclosed GOLD consent card are from Harish Chopra and TimeTrust, Inc., (the "Solicitors," "we" or "us"). Through this Consent Statement we are providing you with the opportunity to replace five of the current directors of Vestcom International, Inc. ("Vestcom" or the "Company") with our nominees and to approve three other proposals that are described in the Consent Statement. The Solicitors own more than 8% of the Company's common stock and are asking all Vestcom shareholders to consent to our five proposals by marking, signing and dating the enclosed GOLD consent card and returning it in the enclosed, postage-paid envelope, to our consent solicitor, Beacon Hill Partners as set forth in the Consent Statement.

      This Consent Statement and the enclosed GOLD consent card are first being furnished to the shareholders of Vestcom on or about February __, 2000.

                 WHY YOUR CONSENT TO OUR PROPOSALS IS IMPORTANT

      We are soliciting your consent to our five Proposals, because a consent solicitation is the only means available for us to immediately bring to your attention the issues of Vestcom's mismanagement, poor stock performance, revenue and earnings stagnation and the Board's repeated fiduciary violations that improperly entrench management. It is important that these issues be addressed now, because the Board and senior management have shown no sign that they are willing to institute the changes necessary to improve Vestcom's commercial performance, stock price and financial condition, or to otherwise increase shareholder value. We also believe that because of the poor operational decisions that the Board and senior management have made and the failed strategic business model they continue to follow, Vestcom cannot afford to waste precious time while its condition continues to deteriorate. Further, the actions taken by the current Board to entrench itself and senior management -- and which also disenfranchise you and Vestcom's other shareholders -- are on-going breaches of the Board's fiduciary obligations that will only make it progressively more difficult to "turn around" the Company's performance, financial condition and stock price.

      WE BELIEVE THAT BY CONSENTING TO THE PROPOSALS THE SHAREHOLDERS OF VESTCOM WILL ELECT A BOARD OF DIRECTORS THAT WILL SUBSTANTIALLY IMPROVE VESTCOM'S BUSINESS AND MARKETPLACE

PERFORMANCE, AND WILL THEREBY INCREASE THE VALUE OF THE VESTCOM SHARES FOR THE BENEFIT OF ALL VESTCOM SHAREHOLDERS.

                                  OUR PROPOSALS

      We are asking all Vestcom shareholders to consent to the following five actions, as authorized by New Jersey law:

      (1) Remove five of the seven current Vestcom directors (other than Stephen
R. Bova and Leonard J. Fassler) and remove any other director elected or appointed to the Vestcom Board before the effective date of this shareholder action other than those five nominees identified herein to be elected by this consent;

      (2) Amend Section 3.7 of Article III of the Vestcom by-laws to provide that any vacancy or vacancies on the Vestcom Board created as a result of the removal of any of the current directors by Vestcom's shareholders may be filled only by a majority vote of Vestcom's shareholders;

      (3) Amend Section 3.2 of Article III of the Vestcom by-laws to set the number of directors of Vestcom at seven;

      (4) Elect the five nominees (the "Nominees") described in this Consent Statement to serve as directors of Vestcom (or, if any such Nominee is unable to serve as a director of Vestcom, any other person designated as a Nominee by the remaining Nominee or Nominees); and

      (5) Repeal any amendment to the Vestcom by-laws that is adopted by the current Vestcom Board after December 16, 1999 and before these proposals become effective and the Nominees are seated.

      Each of these proposals (the "Proposals") will be effective when we deliver to Vestcom consents of a majority of the shares of Vestcom common stock that are issued and outstanding on February 8, 2000 (the "Consent Record Date"), which is the date fixed by Vestcom for determining the shares entitled to give such consents.

             WE RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

      Unless we get approval for Proposals 1 AND 4, none of the Proposals will become effective. Approval of each of the Proposals requires the affirmative consent of a majority of the shares of Vestcom common stock outstanding on the Consent Record Date. The overall purpose of the Proposals is to elect the Nominees to the Vestcom Board. The Nominees, if elected to the Board, are expected to act in the best interest of Vestcom's shareholders. The Nominees (three of whom are independent of the Solicitors) have indicated that they believe that the best interests of the Vestcom shareholders would be served by removing five of the seven current Vestcom Board members and replacing them with the Nominees.

      If the five current directors are removed and the five Nominees elected in their place, we


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believe that the resulting seven member Board will redirect the Company's management and operations with the aim of prudently enhancing shareholder value instead of enhancing management benefits at shareholder expense. Of course, there is no assurance that our Nominees, if elected, will succeed in their efforts.

      We also expect that, if elected, our Nominees will consider terminating Joel Cartun as Vestcom's Chairman and Chief Executive Officer and consider terminating Brendan Keating as Vestcom's President. If terminated, we expect that the new Board would appoint Harish Chopra to these positions. Mr. Chopra has agreed to serve in these capacities without salary for the initial year of employment. For that initial year, he would be compensated solely by the grant of options to purchase Vestcom common stock at a per share exercise price equal to fair market value at the date of grant. The number of options granted for the initial year and subsequent employment arrangements would be set by the independent directors of the Company.

      While each of our Board nominees, upon election to the Board, will act in accordance with his fiduciary obligations and apply his experience and sound business judgment to managing Vestcom's business, we further contemplate that the new Board, in conjunction with Mr. Chopra's leadership, will expeditiously:

      o Carefully analyze the strategic decisions made by Vestcom's present Board and management that have resulted in Vestcom's poor performance;

      o Determine how best to reverse those decisions in order to provide a sound basis for sustained revenue and earnings growth; and then

      o With the active input and involvement of local management formulate and implement a new business strategy that in a controlled way completes the integration of Vestcom's operating subsidiaries, builds on existing strengths, and cost-effectively eliminates areas of weakness.

      While the new Board would, in all cases, act upon the basis of the independent and informed business judgment of the directors, it is our view that a new Board composed of our nominees and the two continuing directors, Mr. Bova and Mr. Fassler, would carefully consider adopting a new business strategy that emphasizes:

      o Local empowerment of regional management; and

      o Limited centralization of only those selected corporate functions whose effectiveness is actually enhanced by centralization.

      o Creation of a separated, integrated operations center for National Accounts.

      o Development of new, technology-based service opportunities.


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      YOUR CONSENT IS IMPORTANT! TO CONSENT TO OUR PROPOSALS PLEASE DO THE
FOLLOWING:

      o PROMPTLY SIGN AND RETURN THE ENCLOSED GOLD CONSENT CARD

      o DO NOT RETURN ANY CARD SENT TO YOU BY VESTCOM MANAGEMENT

      If your shares of Vestcom common stock are held in your own name, please sign, DATE and mail the enclosed GOLD consent card today in the postage-paid envelope provided or mail the completed card to Beacon Hill Partners ("Beacon Hill Partners") at the address below.

      If your shares of Vestcom common stock are held in "Street-Name, "only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Please sign, DATE and mail the enclosed GOLD consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute the GOLD consent card on your behalf.

      IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN EXECUTING OR DELIVERING YOUR CONSENT, PLEASE WRITE TO OR CALL:

                              Beacon Hill Partners
                           90 Broad Street, 20th Floor
                            New York, New York 10004
          Banks and Brokerage Firms Call Toll-Free: (800) ________, or
                          Call Collect: (212) ________
                    Shareholders Please Call: (800) ________

      IF YOU DO NOTHING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSALS. THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING SHARES IS NEEDED FOR EACH PROPOSAL IN ORDER TO REMOVE AND REPLACE FIVE OF THE CURRENT DIRECTORS OF VESTCOM.

      QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

Q: WHO IS MAKING THE SOLICITATION?

A: This Solicitation is being made by Harish K. Chopra who is an experienced business critical document imaging executive, and TimeTrust, Inc., ("TimeTrust"), a company wholly-owned by Mr. Chopra and R-Squared Limited. Through TimeTrust, R-Squared and personally, Mr. Chopra has acquired beneficial ownership of over 8% of Vestcom's outstanding common stock.

Q: WHAT ARE WE ASKING YOU TO CONSENT TO?

A: You are being asked to consent to several proposals which would replace five of Vestcom's current directors with directors independent of current management who have


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      indicated they will act in your best interest. Stephen R. Bova and Leonard
      J. Fassler are currently independent directors of Vestcom and under these Proposals would each continue in office as an independent director.
      Neither Mr. Chopra nor TimeTrust has any understanding or arrangement with either of Messrs. Bova or Fassler and they have not consented to be named in this Consent Statement. However, Mr. Chopra believes that when properly apprised of Vestcom's governance and operating issues, they would act in the best interests of Vestcom's shareholders.

Q:    WHY ARE WE SOLICITING YOUR CONSENT?

A: We are soliciting your consent because we believe the current members of Vestcom management are not acting, and will not act, in your best interest. Specifically, we believe that:

      o In January 1998 when Vestcom management acknowledged that its consolidation plan for existing operations were over budget and experiencing delays, and that two further acquisitions were described as "not accretive", the Company's stock dropped from $18.875 per share to $7.25 per share, thereby losing over $102 million of market capitalization. One year later in January 1999, Vestcom's stock price failed to recover and traded even lower ranging from $8.50 to $6.625 per share, but Joel Cartun, who then owned [1,474,198] shares, entrenched both himself and Brendan Keating by putting in place change in control agreements that superceded their August 1997 IPO employment agreements to permit them to be paid over $500,000 each if a new board was elected and their employment were subsequently terminated for other than cause. Later, in October 1999, Michael Helfand, Vestcom's Chief Financial Officer was also given a change of control agreement, to permit him to be paid over $500,000 if a new board was elected and his employment subsequently terminated for other than cause.

      o During the time that Mr. Cartun and Mr. Keating were protecting their employment and salaries, Vestcom's commercial performance and financial condition were dramatically deteriorating, with stagnant revenues, falling operating profits (and, ultimately, substantial operating losses) and growing administrative costs.

      o In late November 1999, after Mr. Chopra reported he had acquired 6.68% of Vestcom's shares and intended at a future date to seek representation on Vestcom's Board or seek changes in Vestcom management, Mr. Cartun sought, as a precondition to meeting with Mr. Chopra who was then Vestcom's [4th] largest shareholder that Mr. Chopra agree for the next two years not to discuss with other shareholders his ideas concerning the Company or to purchase any more Vestcom shares. Mr. Chopra refused to so limit his shareholder rights by entering into such an arrangement.

      o On or about December 16, 1999, three weeks after Mr. Chopra's reported ownership of 6.68% of Vestcom's common stock, the Solicitors understand that Mr. Cartun was informed that Mr. Chopra was arranging for other Vestcom


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

            shareholders to join together so as to create a group of over 10% of the Vestcom shareholders required under New Jersey law to demand that the Company call a Special Meeting of Shareholders to assess management's stewardship of Vestcom. The next day, the Vestcom Board adopted a Shareholder Protection Rights Agreement dated December 17, 1999 (a so-called "Poison Pill"). This Poison Pill makes it economically prohibitive for a shareholder to acquire 10% of Vestcom shares or for existing Vestcom shareholders holding 10% or more of Vestcom shares to act together as a group to seek to change management whether by calling for a special meeting or otherwise acting in the shareholders' best interests. The Board further amended the Vestcom by-laws to further limit the ability of shareholders to effectively call a special meeting.

      In short, the Solicitors believe that the current management team is intent on entrenching itself despite its poor performance to date. The Solicitors believe its proposed management team will be able to provide Vestcom shareholders with substantially greater value than the existing management team.

Q:    WHO ARE THE NOMINEES?

A: The Nominees are Harish Chopra, Howard April, Parker S. Kennedy, Frank E. Raab and Robert J. Verrilli, none of whom are currently affiliated with Vestcom. They are highly qualified individuals who believe that you are entitled to give a new management team a chance. In fact, Howard April was one of the founding directors of Vestcom when it went public in August 1997. See additional information about the proposed Solicitor nominees in Proposal Four - ELECTION OF NOMINEES.

Q: IF YOU CONSENT TO THE CHANGE OF VESTCOM DIRECTORS, ARE YOU CONSENTING TO ANY SUBSEQUENT BUSINESS COMBINATION?

A: No, there is no other business combination or transaction being proposed by the Solicitors. You will have the opportunity to consider any such proposal if and when any such proposal is submitted for your approval. This approval would be sought only if a majority of the Nominees, if elected, and the two continuing independent directors believe such a proposal would be in your best interest.

Q:    WHO CAN CONSENT TO THIS MATTER?

A: If you owned Vestcom shares on February 8, 2000 (the "Consent Record Date") you have the right to consent to the Proposals.

Q:    WHAT IS THE DEADLINE FOR SUBMITTING CONSENTS?

A. Section 14A:5-6 of the New Jersey Business Corporation Act requires that, in order for the Proposals to be adopted, Vestcom must receive written consents signed by a sufficient number of shareholders to adopt the Proposals not more than 60 days after the date on which this Consent Solicitation is first mailed to the Vestcom shareholders. Consequently, you should act promptly so we can ensure that all consents are properly


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

      executed and returned. This Consent Solicitation is being mailed to the shareholders on ________, 2000; accordingly, the termination date of this Consent Solicitation is April 7, 2000. The Solicitors urge the Vestcom shareholders to expedite the return of these consents so as to promptly resolve the direction of the Company.

Q:    HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO EFFECT THEM?

A: We must receive consents from a majority of Vestcom's outstanding shares for the Proposals to be adopted. As of November 1, 1999, the Solicitor understands that Vestcom had 9,056,806 shares of common stock and one share of Series B Preferred Stock outstanding convertible into 239,988 shares of dividend access shares. Therefore, based on available information, we estimate that the affirmative vote of at least 4,648,398 shares is necessary to effect the Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote.

Q:    WHAT SHOULD YOU DO TO CONSENT?

A: Sign, DATE and return the enclosed GOLD consent card TODAY to Beacon Hill Partners in the envelope provided. In order for your consent to be valid, it must be dated.

Q:    WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:    Please call toll free Beacon Hill Partners at (800) ________.

                    REASONS FOR THE SOLICITATION OF CONSENTS

      The Solicitors are soliciting your consent to the Proposals because we believe that the current members of the Vestcom management have breached their fiduciary duties to you and are not acting, and will not act, in your best interest. The Solicitors believe this is the case based on the following:

      o The current Vestcom management sought to entrench themselves with so-called "golden parachute" change of control agreements which would require payments from the Company of over $500,000 each if the shareholders elect a new Board and Messrs. Cartun, Keating and Helfand are terminated for poor performance.

      o The current Vestcom management has inappropriately sought to impose a standstill agreement upon the Solicitors to prevent the Solicitors from even making or in any way participating in any solicitation to advise you of Vestcom management's shortcomings.

      o With full knowledge that the Solicitors were ready, willing and able to undertake a solicitation, on December 17, 1999 Vestcom's Board adopted restrictive by-laws and a Poison Pill that prevents the Vestcom shareholders from electing new directors who could redeem the poison pill if they determined it was in the best interest of the Vestcom shareholders.


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

      o During the time period in which Vestcom's management was entrenching itself, Vestcom's operating results and financial condition were deteriorating. Revenues had become (and still are) stagnant, operating profits were falling (ultimately resulting in deep operating losses), administrative costs were climbing and nearly $6 million in "restructuring" changes were incurred.

      We believe that by approving the Poison Pill and the change of control agreements for senior management (which include a total of up to $1.5 million or more in severance payments), the current Vestcom management has gone to unreasonable and disproportionate lengths to entrench itself. In addition, the current Vestcom Board has sought to contractually prohibit any future Vestcom directors from redeeming or amending the Poison Pill, which will preclude third parties from buying shares of your stock in certain transactions and together with the restricted by-laws inhibits shareholders from making beneficial changes in management.

      In our opinion, by entrenching itself and senior management while Vestcom's business, finances and stock price are all failing, the current Vestcom Board is not acting, and will not act, in your best interest. Therefore, we believe that five of the current directors should be removed and replaced with a board that will act in your best interest. The Solicitors believe that the adoption of the Proposals will accomplish this goal.

                           A HISTORY OF MISMANAGEMENT

      Vestcom was created through a "roll-up" acquisition of seven operating companies, based on a business strategy that recognized that each of those companies was a locally-based business whose success resulted from the strong personal relationships their owners and managers had, over the years, developed with businesses and customers. Within a few months of its founding, however, Vestcom began to abandon its business strategy and commenced a series of poor strategic decisions which, we believe, resulted in Vestcom's rapidly deteriorating condition.

      Within three months of Vestcom's IPO, and before completing the integration of its seven initial acquisitions, the Board and senior management set out upon an aggressive program of further acquisitions. From November, 1997 through February, 1999, Vestcom acquired eight additional operating companies, one of which, Business Mail Express was operating at a loss. In late January 1998, the financial markets' expectations of how management was managing company affairs came to a harsh reality check when Vestcom management announced two further acquisitions which were described as "not accretive", and also announced that management's "consolidation" plan was over-budget and experiencing delays. Management, therefore, stated that it expected decreased future earnings. Wall Street reacted predictably to this news that Vestcom was continuing its acquisition program in the face of both difficulties in integrating its existing acquisitions and expectations of depressed future earnings. On January 26, 1998, the day of that announcement, Vestcom's stock price dropped from $18.875 per share to $7.25 per share, thereby losing over $102 million of market capitalization. It has never recovered, trading at $______ per share on the trading day immediately preceding the date of this Consent Solicitation.

      Even after the January 26, 1998 fall in Vestcom's stock price, the Board and senior management continued on the strategic path--acquisitions in the face of integration difficulties


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and poor operating and financial results--that we believe initially caused the decline in the Company's stock price. Between August 1998 and February 1999 Vestcom acquired four more operating companies. For all eight post-IPO acquisitions Vestcom expended in excess of $30 million in cash, notes and shares of Vestcom capital stock.

      Instead of following its initial business strategy of decentralized operations, senior management and the Board have increasingly centralized operations and operating facilities. Between the fourth quarter of 1998 and the third quarter of 1999, the Company undertook a series of expensive, centralizing changes including consolidating three New England operations sites into one New England site; relocating two New Jersey operations sites to two new sites, both still in New Jersey; relocating its New York City operations site and subsequently closing its New York City operation. As a consequence, Vestcom incurred almost $6 million in restructuring charges last year (i.e., $3,987,880 in the second quarter of 1999 and $1,930,144 in the third quarter of 1999). We also believe that these "consolidations" directly contributed to an increase in Vestcom's cost of revenue from 62.7% in the fourth quarter of 1998 to 70.5% in the third quarter of 1999, and the increase in Vestcom's SGA expenses from 29.3% of revenues in the fourth quarter of 1998 to 32.7% of revenues in the third quarter of 1999.

      During the same period, and despite the acquisition of eight new operating companies, Vestcom's revenues remained essentially stagnant, at a per quarter average of approximately $31.3 million. IN CONTRAST, PRIOR TO THEIR ACQUISITION BY VESTCOM, THE INITIAL SEVEN OPERATING COMPANIES HAD A COMBINED, COMPOUNDED ANNUAL REVENUE GROWTH RATE OF APPROXIMATELY 12%. We believe that this stagnation of Vestcom's revenues is also largely attributable to the Board's and senior management's failure to complete the integration of the Company's seven initial acquisitions before embarking on acquiring additional operating companies.

      It is our view that the business strategy adopted by the Board and senior management has resulted in a lack of operating cohesion in the Company, an inability to take advantage of existing opportunities for revenue growth, increased operating costs and the incurring of further expenses in an ineffective effort to trim excess costs and "consolidate" operations among not merely seven, but fifteen, operating companies that each have their own unique market characteristics, management styles and operating philosophies.

      WE BELIEVE THAT THE RESULT OF THIS SHORT-SIGHTED STRATEGY IS THE DETERIORATION OF VESTCOM'S OPERATING INCOME IN 1999, BEFORE RESTRUCTURING CHARGES, FROM APPROXIMATELY $2,269,100 FOR THE FIRST QUARTER TO $643,100 FOR THE SECOND QUARTER TO A LOSS OF $988,900 FOR THE THIRD QUARTER--A STUNNING 254% SECOND TO THIRD QUARTER LOSS OF $1,632,000.

                     NEW LEADERSHIP CAN MAKE VESTCOM SUCCEED

      We believe in Vestcom's potential for success. However, the present Board and senior management have followed a strategic path that over-emphasized an aggressive acquisition program while overlooking the fundamental necessity of first completing the operations integration of the seven initial acquisitions it "went public" with. In doing so, the Board and


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senior management lost control of operations, failed to achieve revenue and earnings projections, and financially over-extended the Company in a counter-productive attempt to restore Vestcom's health through an incorrect centralization strategy.

      These problems are not beyond repair. The present Board's and senior management's bad decisions can be corrected. The key is to re-empower local management, create a national accounts group, centralize only those operations functions that can be substantially enhanced by centralized control, and seize and grow technology-based market opportunities. These are goals that, in our view, only a new Board and new senior management, led by Mr. Chopra, realistically can be expected to achieve.

      It is time for that change.

                HOW OUR BOARD NOMINEES AND NEW SENIOR MANAGEMENT
                       WOULD IMPROVE VESTCOM'S PERFORMANCE

      This Solicitation is being made by Harish K. Chopra, an experienced business critical document imaging executive, and his wholly-owned company, TimeTrust, Inc. Through TimeTrust, Mr. Chopra has acquired over 8% of Vestcom's common stock.

      He believes that a new Board and new senior management led by himself would combine the strategic vision, experience and management skills Vestcom needs if it is to become profitable and successfully grow its business.

      In this regard, Mr. Chopra would bring to Vestcom a record of success at building and effectively managing businesses that is highly applicable to Vestcom. Mr. Chopra received a Bachelor of Science degree in computer science from University of California Los Angeles. His 23-year business career began in 1977 with satellite imaging research and development at NASA's Jet Propulsion Laboratory. From 1980 to 1987 he held senior management and technical management positions with Digital Equipment Corporation, Volt-Delta Resources, Inc., Omex Systems, Inc., and 3M Corporation.

      In 1988 Mr. Chopra founded DataTree Corporation, which over the next 10 years he managed and built into a successful company. In 1998, Mr. Chopra sold DataTree Corporation for $58.8 million to First American Financial Corp. DataTree is in the business of electronically imaging and producing business documents such as real estate title reports and abstracts. Although not a competitor of Vestcom, DataTree's business is very similar to Vestcom's in a number of important ways. Like Vestcom, DataTree is based on regional operations throughout the United States that rely on the strength of locally developed business relationships. Like Vestcom, DataTree produces its documents from a decentralized network of data bases. Like Vestcom, DataTree's critical task was to successfully integrate and manage a decentralized, nationwide operations network. Unlike Vestcom, under Mr. Chopra's leadership, DataTree has had a 10 year financial history of overall progressive growth in both "top line" revenues and "bottom line" earnings. DataTree is a success story that we believe can be repeated with Vestcom under Mr. Chopra's experienced leadership.

      In particular, we believe that the new Board and new senior management would be likely


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to adopt and implement a business strategy having all or most of the following principal features:

      o Decentralized Operations Management, where under the local management of Vestcom's operating subsidiaries will be directly responsible for marketing, customer service and operations execution in each subsidiary's various localities and/or regions.

      o Separate Operations for National Accounts, whereby--after Vestcom's subsidiaries have been integrated-- a coordinated array of products and services would be selected from among the subsidiaries and offered to Vestcom's nationally-based customers. Such a national accounts group would then function as its own decentralized sales/management center.

      o Selective Corporate Centralization of only those limited functions that are most clearly amenable to economies of scale and that most readily lend themselves to efficiencies of centralized decision-making. Such functions could include purchasing, finance, research and development and national marketing and sales.

      o Technology-based, New Business Opportunities Chopra's successful experience building and using an offshore software company provides Vestcom an opportunity to use similar "out of the box" means to (i) improve business opportunities by implementing software technology at reduced cost, and (ii) use technology to perform business functions 24 hours a day, seven days a week. Vestcom can increase its productivity, reduce labor costs and improve quality of service by implementing software solutions that the new team can provide.

            Through his experience at DataTree, founded in 1987 by Chopra, he pioneered the development of electronic imaging technology for public records along with a high-speed retrieval system. Under Chopra's guidance, DataTree continues to be in the forefront of developing innovative systems to streamline customer operations and help client's increase profits. DataTree maintains the world's largest public-imaged database of recorded documents and maps which includes over 600 million images and growing.

            DataTree is an example of effective use of technology to process, manage and deliver very large document database. Effective use of software technology is key in many other areas such as, automated billing, quality customer service and management reporting.

            Using Chopra's expertise in imaging technology and his internet strategy for electronic billing, Vestcom stands to benefit tremendously with increased shareholder value.

                     BACKGROUND OF THIS CONSENT SOLICITATION

      We believe that the actions of the current Vestcom directors are indicative of a board that seeks to entrench Vestcom's current management and Board of Directors.

      On August 4, 1997, Vestcom "went public" by completing an initial public offering (the "IPO") of an aggregate of 4,427,500 shares of its common stock (which includes 557,500 over allotment shares) at a price of $13.00 per share. Although Vestcom's stock traded for as much as $22.625 in the first few months following the IPO, just over 5 months later, on January 26, 1998, the stock price precipitously fell to just $7.25 per share, and has never recovered. In fact, since June 24, 1999, Vestcom's stock has traded in the even lower range of from $4.4375 to $2.625 per share, and as of the date of this Consent Solicitation, it traded at $____ per share. Vestcom's stock also has only a very limited following in the market, and its daily trading volume is extremely low, averaging only [23,200] shares per day since July 1, 1999. Combined with a very low stock price, the absence of appreciable trading volume makes Vestcom's stock not only potentially illiquid, but also, because only a few small trades can have a large impact, highly vulnerable to potential price volatility.

      During the fourth quarter of 1998 through the third quarter of 1999 Vestcom's operations and financial condition also deteriorated. Revenues for that period were essentially flat, averaging approximately $31.3 million per quarter; selling, general and administrative ("SGA") expenses increased approximately 17%; and operating income (before restructuring charges of approximately $4 million in the second quarter of 1999 and approximately $1.9 million in the third quarter of 1999) fell from approximately $2.4 million for the fourth quarter of 1998 to $643,100 in the second quarter of 1999 and, finally, to a loss of approximately $989,000 in the third quarter of 1999.

      We believe that the precipitous fall in Vestcom's stock price and the deterioration of Vestcom's operations and financial condition that took place during an acquisition spree of acquiring eight companies for an aggregate cost in excess of $30 million are all attributable to a series of fundamentally poor strategic decisions by the present Board of Directors and senior management.

The Board and senior management have not followed Vestcom's initial strategic business model--which we believe is still sound--and have, instead, aggressively centralized management, operations and facilities.

      o The Board and senior management carried out an aggressive series of eight new acquisitions before Vestcom had completed the business and operations integration of its original seven acquisitions.

      o The Board and senior management have encumbered Vestcom with $33.4 million in debt and capitalized lease obligations that, at present rates, will result in annual debt service payments of approximately $3.1 million.

We believe these are poor strategic decisions that have distracted Vestcom from integrating, solidifying and growing its core businesses. Instead, these decisions have added substantial SGA expenses, drained cash and--ultimately--resulted in the stagnant revenues and severe operating losses from which Vestcom now suffers. However, we believe Vestcom's poor performance can be substantially improved and shareholder value can be enhanced by a new Board and new senior management.

      In the face of this troubled picture and declining performance, Vestcom's Board has entrenched itself and senior management by adopting a Shareholder Protection Rights Agreement (a so-called "Poison Pill") and amending the Company's by-laws so as to:

      o Deter and penalize shareholder challenges to the Board's and senior management's decisions and policies;

      o Deter and penalize acquisition proposals that are not first solicited by the Board; and

      o Penalize virtually every present shareholder for exercising his or her statutory right to individually call a special shareholders' meeting; and

      o Give the present Board--which has presided over Vestcom's dismal performance--the sole power to remove such deterrents and penalties.

      It is our view that by continuing to follow a business model of proven ineffectiveness, the Company's Board and senior management have not acted prudently and as responsible stewards of the shareholders' interest and investment. Indeed, we believe the Board has violated its fiduciary obligations to the shareholders by using an abusive "Poison Pill" and an unfair by-law amendment to impede shareholder challenges to its failed operations policies, insulate itself from criticism, and entrench itself and senior management in their present positions.

      On November 24, 1999, TimeTrust and Time Trust's majority owner, R-Squared Limited ("R-Squared"), disclosed in a Schedule 13D under the Securities Exchange Act of 1934 (the "'34 Act") that they constituted a group that together beneficially owned 6.68% (604,300 shares) of Vestcom's outstanding common stock and that they intended, at a future date, to seek representation on Vestcom's Board or seek changes in Vestcom's executive management. R-Squared and Mr. Chopra own TimeTrust. TimeTrust is an investment company of which Mr. Chopra is the CEO and together with R-Squared, the sole owners. The formation of a "13D group" by TimeTrust and R-Squared and the announcement of their intentions as to future Board representation or changes in Vestcom's management were motivated first by Mr. Chopra's concerns over the poor market performance of Vestcom's common stock and by what they believe to be ineffective management of the Company's business, and second by their belief that a new Board and new senior management--led by Mr. Chopra could dramatically improve the Company's performance for the benefit of all shareholders.

      On October 29, 1999, in accordance with those concerns, Mr. Chopra requested a meeting with Joel Cartun, Vestcom's CEO and owner of 1,474,198 shares or 16.3% of Vestcom for the purpose of discussing possible ways of enhancing Vestcom shareholder value. On November 18, 1999, Mr. Cartun returned Mr. Chopra's call and arranged for a December 1, 1999 meeting. On November 24, 1999, Mr. Cartun called Mr. Chopra and cancelled the scheduled meeting and did not reschedule the meeting for another date.

      On November 30, 1999, Mr. Cartun sent a letter requiring that as a precondition to any such meeting the Solicitors enter into a lengthy and one-sided "standstill agreement" as a precondition to any such meeting. Among other restrictions, the proposed standstill agreement would have required the Solicitors to agree not to contact any Vestcom shareholders purchase any additional Vestcom shares or solicit proxies to seek to change the board of Directors. Believing that the terms of Vestcom's proposed stand-still agreement would potentially impede efforts to improve the Company's performance by restricting their ability to use publicly available information, Mr. Chopra refused to execute that agreement. On December 1, 1999, Mr. Chopra advised Mr. Cartun that Mr. Chopra would not sign the requested standstill agreement.

      By letter to Vestcom dated December 3, 1999, TimeTrust and R-Squared requested that they be furnished with a list of Vestcom's shareholders. Instead of providing the requested shareholders' list, Vestcom's management referred the request to its outside corporate counsel.

      On December 10, 1999, Mr. Cartun arranged for Mr. Chopra to meet at a hotel facility near Vestcom's West Caldwell, New Jersey, facility on December 22, 1999. At that meeting, Mr. Chopra met with Joel Cartun, Brendan Keating, Vestcom President and Bruce McCarthy of Oppenheimer. Mr. McCarthy advised Mr. Chopra that Oppenheimer had been engaged to advise the Company. The meeting proved uneventful, after listening to Mr. Chopra's ideas to improve Company performance the remaining time was spent with Mr. McCarthy asking general financial questions of Mr. Chopra without the Company management discussing any plans or proposals for improving operations. The shareholder list was finally provided to Mr. Chopra on December 29, 1999.

      In light of the tactics used by Vestcom's management, TimeTrust and R-Squared came to the conclusion--and we continue to believe--that Vestcom's Board and senior management is unwilling to treat seriously legitimate concerns about the Company's poor performance and management, and has no real desire to discuss ways to reverse these unfortunate developments. Accordingly, TimeTrust and R-Squared began considering other means of bringing these concerns to the fore, including calling a special meeting of Vestcom's shareholders and this Consent Solicitation.

      The response of Vestcom's Board to TimeTrust's and R-Squared's concerns was to, on December 16, 1999, adopt a Shareholder Protection Rights Agreement (the "Poison Pill") and an amendment to Vestcom's by-laws that, we believe, together disenfranchise the shareholders from their full voting rights to elect effective directors, penalize the exercise of rights to call meetings that the New Jersey Business Corporation Act expressly gives individually to each shareholder, and entrench the present Board and senior management in their positions.

      Pursuant to the Poison Pill, Vestcom has issued to each shareholder rights (each a "Right" and collectively the "Rights") to purchase additional shares of Vestcom common stock at a deep discount to the then-current market price, upon the happening of certain "triggering" events. Each shareholder (including the Solicitors) was issued one Right for each share of common stock held by the shareholder. The Rights exercise price were set at such deep discounts as to keep any and all third parties from buying more than 10% of the outstanding Vestcom common stock. This blockage continues until the Poison Pill is either redeemed by the current Vestcom Board or December 28, 2009, whichever occurs first. Under the Poison Pill, the "triggering" events are:

      o the commencement by an individual, corporation or other entity (a "Person") of a tender offer or exchange offer for Vestcom's common stock (i) that is not withdrawn or canceled prior to certain specified dates and (ii) that, if completed, would result in that Person becoming the beneficial owner of 10% or more of the outstanding shares of Vestcom common stock (an "Acquiring Person") and

      o the public announcement by either Vestcom or a Person that such Person has become an Acquiring Person (except in certain specified cases that are not presently applicable).

      When a "triggering" event occurs, each Right--other than Rights owned by an Acquiring Person--entitles the holder to purchase from Vestcom, on a per-Right basis, that number of shares of common stock that have an aggregate "market price" (as defined by the Poison Pill) of $54 for a purchase price of $27 (subject to adjustment in certain circumstances). For example, assuming a "market price" of $3.50 per share, a Vestcom shareholder who owns 100 shares of common stock--and who therefore has received 100 Rights--would upon exercise of those Rights receive 1,540 additional shares for $1.75 per share. Since only the Acquiring Person would not be permitted to exercise his or its Rights, the Acquiring Person's 10% stock position would be suddenly and drastically reduced, thereby making it exceedingly costly--if not impossible--for the Acquiring Person to use his stock position as a basis for a tender offer or for acquiring or even influencing control of the Company. As an example, since based on Vestcom's report on Form 10-Q for the quarter ended September 30, 1999, Vestcom has 9,056,806 shares of outstanding common stock, and assuming a "market price" of $3.50 per share, a person who amasses 10% (905,680 shares) would be diluted to owning a mere ____%.

      Importantly, the Rights can be redeemed (for $.01 per Right) and thereby "turned off" only before a "triggering" event has occurred, and then only by the vote of :

      o a majority of the "Continuing Directors" then in office, if the Rights redemption is not in connection with a merger, other change of control of the Company, or a sale of 50% or more of the Company's assets (a "Business Combination") or

      o a majority of the "Independent Directors" then in office (or if there are no "Independent Directors", a majority of the "Continuing Directors" then in office), if the Rights redemption is in connection with a Business Combination.

      The Poison Pill defines a "Continuing Director" as

            "(i) any member of the Board while such Person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or an employee, director, representative, nominee or designee of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the date of this Agreement, or (ii) any Person who subsequently becomes a member of the Board, while such Person is a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or an employee, director, representative, nominee or designee of an Acquiring Person, or of any such Affiliate or Associate, if such person's nominating for election or election to the Board is recommended or approved by a majority of the Continuing Directors." (Emphasis added)

      The Poison Pill defines an "Independent Director" as

            "with respect to any event or transaction or series of events or transactions, a member of the Board other than a director who (i) is an executive officer of the Company on, or was an executive officer of the Company within five years immediately preceding, the date on which the Board votes on a matter pertaining to such transaction or series of transactions which matter, pursuant to the terms of this Agreement, requires the concurrence of a majority of Independent Directors, (ii) is a party to such event or transaction or series of events or transactions, (iii) is an Affiliate or Associate of a party (other than the Company) to such event or transaction or series of events or transactions, or was nominated for election to the Board by a party (other than the Company) to such event or transaction or series of events or transactions or by an Affiliate or Associate of such party, or (iv) has (A) a relationship that would materially interfere with the exercise of such director's independent judgment in carrying out the responsibilities of a director with respect to such event or transaction or series of events or transactions or (B) a financial interest (other than as a Beneficial Owner of shares of Common Stock) in or with respect to such event or transaction or series of events or transactions." (Emphasis added)

      Accordingly, a person proposing a tender offer for Vestcom could not, after acquiring a sufficient number of common shares to replace the Board, actually replace the Board and still be able to "turn off" the Poison Pill. Similarly, only Vestcom's present directors--or subsequent directors who they nominate--could "turn off" the Poison Pill if "dissident" shareholders (such as the TimeTrust and Chopra) seek to replace the Board, or otherwise affect control of Vestcom.

      The Board also amended Article II, Section 2.3 of Vestcom's by-laws to eliminate the right the shareholders previously had to call a special shareholders' meeting, and, instead, gave that right only to the Board and senior management. As a result, a Vestcom shareholder who wants to call a special shareholders' meeting must rely on and proceed under Section 14A:5-3 of the New Jersey Business Corporation Act, which permits only a shareholder or shareholders who--alone or together--own 10% or more of a corporation's outstanding stock to ask the Court to order a special meeting of shareholders. Because the share ownership threshold for triggering the Poison Pill and for calling a special meeting of Vestcom's shareholders are the same 10%, only a shareholder who owned at least 10% of Vestcom's common stock on or before December 16, 1999, can call a special meeting without triggering the Poison Pill and thereby being penalized by having his or her ownership position substantially diluted. EACH VESTCOM SHAREHOLDER SHOULD BE AWARE THAT, BASED SOLELY ON LAST YEAR'S VESTCOM PROXY STATEMENT DATED APRIL 27, 1999, ONLY TWO VESTCOM SHAREHOLDERS--ONE OF WHOM IS JOEL CARTUN, VESTCOM'S CHAIRMAN AND CEO AND A MEMBER OF ITS BOARD OF DIRECTORS--OWN ENOUGH STOCK TO CALL A SPECIAL SHAREHOLDERS' MEETING WITHOUT TRIGGERING THE POISON PILL.

      We believe that in adopting the Poison Pill and amending Vestcom's by-laws the Board violated the fiduciary obligations it owes to you--and to all other Vestcom shareholders--by (i) penalizing any shareholder who, for the purpose of challenging the Board's and management's policies, accumulates a 10% or greater stock ownership position, because the acquisition of that percentage of stock will "trigger" the Poison Pill and thereby cause substantial dilution of that ownership position; (ii) effectively blocking any offer to acquire the Company that is not initially solicited by the present Board, regardless of the offer's economic benefits to the shareholders; (iii) giving the present Board the power to approve--for virtually any reason--an acquisition proposal that is economically inferior for the shareholders; (iv) disenfranchising Vestcom's shareholders by preventing a wholly new Board that is democratically elected by the shareholders from redeeming the Poison Pill Rights (reserving that power only to themselves); and (v) thereby improperly entrenching itself, despite any contrary wishes of the shareholders.

      On December 17, 1999, the day after Vestcom's Board adopted the Poison Pill and amended the by-laws, the Company filed a lawsuit against us (TimeTrust and Chopra) and R-Squared in federal court alleging violations of Section 13(d) and 14(a) of the securities and Exchange Act but did not serve such suit on the Reporting Persons and that the Company would be irreparably harmed by our and R-Squared's investment in the Company and intention to--at some then future date--make changes in management. Nevertheless, despite its claim of "irreparable" harm, the Company then waited 10 more days until December 27, 1999 before making us aware of that lawsuit.

      On December 27, 1999, Vestcom's counsel provided the Solicitors with copies of Vestcom's December 17 complaint and an application filed that day for a temporary restraining order seeking to prevent the Solicitors from contacting any shareholders of Vestcom or acquiring any further shares of Vestcom Common Stock. The presiding judge declined to issue such temporary restraints and has scheduled a hearing on the matter for February 2, 2000.

      Accordingly, on December 29, 1999, we amended our original Schedule 13D to add Chopra to the group, disclose certain additional purchases of Vestcom common stock that brought our ownership of Vestcom's stock to 7.83% of the outstanding shares, and to state our present intention to replace the Company's Board of Directors and senior management.

      On January 6, 2000, the Solicitors filed a response to Vestcom's application confirming that the Reporting Persons had a present plan to oust Vestcom management; secure seats on its Board and take control of Vestcom by electing at least a majority of the Vestcom Board; denied that their purchase of Vestcom Common Stock shares, creation of business models and other actions violated applicable securities laws and by counterclaim sought a declaration that the "Poison Pill was invalid on the basis that it was merely another means to entrench the current Vestcom Board. Further, the Solicitors sought relief to be able to call a special meeting of Vestcom shareholders regardless of the restrictions imposed by the Vestcom Poison Pill so as to let the Vestcom shareholders determine whether a change in Vestcom management was warranted.

      Further, on January 18, 2000, the Solicitors requested that Vestcom establish a consent record date so that the Solicitors could undertake a consent solicitation of the Vestcom shareholders to determine one or more of these issues.

      On January 24, 2000, we further amended our Schedule 13D to disclose further additional purchases of Vestcom common stock that brought our ownership of Vestcom's common stock to 8.16% of the outstanding shares and to state our intention to initiate this consent solicitation to replace the Company's Board of Directors and senior management. Other than as described therein, the Solicitors have not formulated any further specific plan or proposal regarding the possibility of seeking any further changes in the executive management, Board, By-laws or operations of Vestcom, and there can be no assurance that any such further plan or proposal will be developed.

      On Saturday, January 29, 2000, Vestcom advised us that the consent record date has been established as February 8, 2000 and that the last day for submission of consents pursuant to this Consent Solicitation is April 7, 2000.

      In conclusion, We believe that the Poison Pill, the by-law amendment and the lawsuit constitute a coordinated attempt to prevent us from airing our concerns about the mismanagement of the Company's business in an appropriate corporate forum.

                     LITIGATION ABOUT THIS SOLICITATION AND
                                 THE POISON PILL
                                [To Be Supplied]

                         OUTSTANDING VESTCOM SECURITIES

      As of January 31, 2000, the Solicitors and their affiliates were the beneficial owners of 742,100 shares of Vestcom common stock, representing 8.1% of the outstanding shares. Two of the Nominees own an aggregate of 143,964 shares of Vestcom common stock as of that date, representing approximately 1.56% of Vestcom's outstanding shares. According to Vestcom's Form 10-Q for the quarter ended September 30,1999, as of October 31, 1999, there were 9,056,806 shares of Vestcom common stock, and one share of Series B Preferred Stock convertible into 239,988 dividend access shares. [It is the Solicitors understanding that these outstanding shares are entitled to vote as a single class on all matters including the Proposals.] The record date for determining the shareholders of Vestcom who are entitled to consent is February 8, 2000.

                 ADDITIONAL INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1: REMOVAL OF DIRECTORS

      Shareholders are being asked to adopt a proposal to remove five of the current directors of Vestcom. Section 14A:6-6 of the New Jersey Business Corporation Act allows shareholders to remove directors with or without cause. Joel Cartun, Stephen R. Bova, Leonard J. Fassler, Brendan Keating, Fred S. Lafer, Robert J. Levenson, and Richard D. White are the current members of Vestcom's Board of Directors. As explained in this Consent Statement, the Solicitors strongly believe that the current Vestcom management has breached their fiduciary duties to you and are not acting, and will not act, in the best interest of the Vestcom shareholders and that five of these directors (other than Messrs. Bova and Fassler) should, therefore, be removed.

PROPOSAL 2: BY-LAW AMENDMENT SETTING NUMBER OF DIRECTORS AT SEVEN

      Shareholders are being asked to adopt a proposal to amend Section 3.2 of
Article III of the Vestcom by-laws to set the number of directors of Vestcom at seven. The proposed amendment is contained in Annex IV to this Consent Statement. Vestcom's by-laws currently provide that the Vestcom Board is to consist of not less than one nor more than 21 members, with the actual number of directors to be determined from time to time by the Vestcom Board. The proposed by-law amendment would retain the current size of the Vestcom Board at seven members, and if the Proposal to elect the five Nominees is approved, the Nominees will constitute the entire Board of Directors of Vestcom.

PROPOSAL 3: BY-LAW AMENDMENT PERMITTING SHAREHOLDERS TO FILL VACANCIES ON VESTCOM BOARD

      Shareholders are being asked to adopt a proposal to amend Section 3.7 of
Article III of the Vestcom by-laws to provide that vacancies on the Vestcom Board created by removal of directors from the Board by the shareholders of Vestcom may be filled only with the approval of holders of a majority of the outstanding voting shares of Vestcom. The proposed amendment to the Vestcom by-laws is contained in Annex IV. The Vestcom by-laws now provide that vacancies on the Vestcom Board, however caused, including removal of directors, may be filled by the affirmative vote of a majority of the votes of the remaining directors.

      No provision is currently made for the filling of vacancies by shareholders. The proposed by-law amendment would grant to shareholders the exclusive right to elect the Nominees to fill the vacancies on the Vestcom Board resulting from a removal of the five directors from the Vestcom Board by the shareholders of Vestcom.

PROPOSAL 4: ELECTION OF NOMINEES

      The Vestcom shareholders are being asked to adopt a proposal to elect as directors of Vestcom each of the five Nominees named below, each of whom has consented to serve as a director, if elected, until the next annual meeting of Vestcom shareholders or until his successor has been elected and qualified. The Solicitors' primary purpose in seeking to elect the Nominees to the Vestcom Board is to put in place a better management team to seek to enhance the value of Vestcom for the benefit of all of the Vestcom shareholders. If elected, the Nominees would be responsible for managing the business and affairs of Vestcom and would consider any and all feasible alternatives to Vestcom's current business operations and practices. Each director of Vestcom has an obligation under Vestcom law to discharge his duties as a director in good faith, in a manner he reasonably believes to be in the best interest of Vestcom and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

      Although the Solicitors have no reason to believe that any of the Nominees may be unable or unwilling to serve as directors, if any of the Nominees is unable to serve as a director of Vestcom due to death, disability or otherwise, the remaining Nominee or Nominees may designate another person or persons to replace the Nominee or Nominees unable to serve.

      The name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years are as follows:

        NAME AND                             PRESENT PRINCIPAL OCCUPATION AND
    BUSINESS ADDRESS             AGE          FIVE YEAR EMPLOYMENT HISTORY
    ----------------             ---          ----------------------------
Harish K.  Chopra                 40    Mr. Chopra is the founder of TimeTrust, Inc. (one of the
c/o TimeTrust                           Solicitors) and has been its  CEO since its inception of
1455 Frazee Road                        July 1999.  In 1988, Mr. Chopra founded DataTree
Suite 420                               Corporation, a document imaging and database
San Diego, California 92108             management systems company, and served as its CEO
                                        since its inception until 1998 when Mr. Chopra sold
                                        DataTree to First American Financial Corp., a public
                                        company on the NYSE with revenues exceeding $3
                                        billion a year.  Mr. Chopra resigned as President of
                                        DataTree in July 1999, and Chopra is currently its
                                        Chairman of the Board.

Howard April                      68    Mr. April has been an independent business consultant
1506-5150 MacDonald Ave.                from May 1998 to the present and was a director of
Montreal, Canada H3X 2V7                Vestcom from when it first went public in August 1997
                                        until May 1998.  Mr. April was also the founder and
                                        President of COS Information Inc., based in Montreal,
                                        Canada from 1972 to 1996 and Chairman of that
                                        company from 1996 to 1998.  COS Information Inc. was
                                        one of the founding companies of Vestcom International
                                        Inc. when it went public in August 1997.  In connection
                                        with the integration of COS Information into Vestcom,
                                        Mr. April's employment with COS Information was
                                        terminated and Mr. April will continue to be paid under
                                        his employment agreement until August 2000.

Parker S. Kennedy                 51    Mr. Kennedy has been the President of First American
One First American Way                  Financial Corp., a NYSE business information company
Santa Ana, California 92707             since 1993 after serving as executive vice present of
                                        First American since 1986.

Frank E. Raab                     78    Mr. Raab, CPCU, has been a business consultant over
1280 Monte Cielo Drive                  the last five years.  He is the former President of
Beverly Hills California 90210          Insurance Company of North America.  Mr. Raab is also
                                        a Rear Admiral, USNR (Retired).

Robert J. Verrilli                55    Mr. Verrilli has been the Chief Financial Officer of
c/o TimeTrust, Inc.                     TimeTrust, Inc. since October 1999.  Prior to joining
1455 Frazee Road                        TimeTrust, Mr. Verrilli was the CFO of DataTree
Suite 420                               Corporation from April 1999 to October 1999.  From
San Diego, California 92108             June 1994 to April 1999, Mr. Verrilli was the CFO of
                                        Astar, a multimedia instructional systems provider.

      This information has been furnished to the Solicitors by the respective Nominees. Each of the Nominees has consented to serve as a director. None of the Nominees nor any of their current employers is an affiliate of Vestcom. Annex III contains additional information about the Nominees required to be disclosed by the Securities and Exchange Commission ("SEC").

      It is expected that each Nominee, if elected and seated on the Vestcom Board, will thereafter be reimbursed by Vestcom, based on its current fee structure, for his reasonable out-of-pocket expenses incurred in the performance of his service as director. Such directors will also be entitled to indemnification by Vestcom in accordance with its Certificate of Incorporation and by-laws.

      In accordance with applicable regulations of the SEC, the GOLD consent card delivered with this Consent Statement provides each shareholder of Vestcom with the opportunity to designate the names of any of the Nominees whom he or she does not desire to elect to the Vestcom Board. THE SOLICITORS URGE SHAREHOLDERS TO VOTE FOR ALL OF THE NOMINEES ON THE GOLD CONSENT CARD DELIVERED WITH THIS CONSENT STATEMENT.

      PROPOSAL 5: REPEAL OF BY-LAWS ADOPTED AFTER DECEMBER 16, 1999 AND BEFORE THE EFFECTIVENESS OF THE PROPOSALS AND THE SEATING OF THE NOMINEES

      Shareholders are being asked to adopt a proposal which would repeal any amendment to the Vestcom by-laws adopted by the current Vestcom Board after December 16, 1999 and before the effectiveness of the proposals and the seating of the Nominees. This proposal is designed to prevent the current Vestcom directors from taking actions to amend the Vestcom by-laws to attempt to nullify or delay the actions taken by the shareholders under these Proposals or to create new obstacles to the ability of Vestcom shareholders to freely elect a board of directors that represent their best interests. Based on publicly available information, the most recent version of the Vestcom by-laws were adopted on December 16, 1999, and no amendments after that date have been publicly disclosed.

                                VOTING SECURITIES

      According to Vestcom's Certificate of Incorporation, the shares of Vestcom common stock, Class B Preferred Stock and Class C Preferred Stock constitute the only class of outstanding voting securities of Vestcom. Accordingly, only holders of Vestcom common stock, Class B Preferred Stock and Class C Preferred Stock are entitled to execute consents. Vestcom stated in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, that, as of October 31, 1999, there were 9,056,806 shares of Vestcom common stock outstanding, the Class B Preferred Stock are convertible into and vote as the equivalent of an aggregate of 239,988 common shares and there are no shares of Class C Preferred Stock outstanding. Each share of Vestcom common stock is entitled to one vote. Shareholders of Vestcom do not have cumulative voting rights. The Consent Record Date for determining shareholders entitled to vote is February 8, 2000.

                        VESTCOM SHARES BENEFICIALLY OWNED
                       BY THE SOLICITORS AND THE NOMINEES

      The following table sets forth the number and percent of outstanding shares of Vestcom common stock beneficially owned by the Solicitors and each of the Nominees, as of January 28, 2000, based solely on Vestcom's proxy statement filed with the SEC on April 27, 1999 (the "Vestcom Proxy Statement"), and the persons known to the Solicitors who beneficially own 5% or more of the outstanding shares of Vestcom common stock as of December 13, 1999.

NAME AND ADDRESS OF      AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)      BENEFICIAL OWNERSHIP              PERCENT OF CLASS
-------------------      --------------------              ----------------

Harish K. Chopra(2)            742,100                          8.16%
Howard April(3)                141,464                          1.56%
Parker S. Kennedy                  -0-                            -0-
Frank E. Raab                      -0-                            -0-
Robert J. Verrilli               2,500                             *
Solicitors And
                              --------                         ------
Six Nominees                   886,064                           9.78%
As A Group

----------

*     Less than 1/100th of 1%.

(1)   Address not included if otherwise disclosed in this Consent Statement.

(3) Includes 13,718 shares of Vestcom common stock and 127,746 dividend access shares held by Mr. April which are convertible into 127,746 shares of Vestcom common stock. Mr. April's son, Leonard April, holds 127,746 shares of Vestcom common shares, as to which Howard April disclaims beneficial ownership.

(2 Includes 184,500 shares held by TimeTrust, 527,100 shares of Vestcom common stock held by R-Squared Limited, an affiliate of TimeTrust, and 30,400 shares held by Mr. Chopra personally.

                ADDITIONAL INFORMATION CONCERNING THE SOLICITORS

      Certain information about the employees and representatives of the Solicitors (other than Nominees) who may assist Solicitor in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Vestcom common stock by certain of the Solicitors' employees and representatives, and about any transactions between any of them and Vestcom.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure in this Consent Statement and in our documents incorporated by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

      -     future actions;

      -     prospective products or product approvals;

      - future performance or results of current or anticipated products, sales efforts and expenses;

      - the outcome of contingencies such as legal proceedings; potential growth and performance of Vestcom;

      -     projected revenues;

      -     annual research and development budgets; and

      -     financial results.

      From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

      Any and all of our forward-looking statements in this Consent Statement, and in our documents incorporated by reference can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

      We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

      Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this Consent Statement or, in the case of documents incorporated by reference, the date of the document.

      The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Solicitors or persons acting on their behalf may issue. Solicitors undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                  SOLICITATION

      Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of the Solicitors, its subsidiaries and their affiliates and by the Nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

      In addition, Solicitor has retained Beacon Hill Partners to assist in the solicitation, for which services Beacon Hill Partners will be paid a fee of $ . Beacon Hill Partners will be reimbursed for their reasonable out-of-pocket expenses. The Solicitors have also agreed to indemnify Beacon Hill Partners against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that between ____ to ____ persons will be employed by Beacon Hill Partners to solicit Vestcom shareholders.

      Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of shares of Vestcom common stock. The Solicitors will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

      Certain information about the directors and executive officers of the Solicitors who are not Nominees and certain representatives of the Solicitors who will assist Beacon Hill Partners in soliciting consents is contained in Annex II. Annex III sets forth certain information relating to the ownership of shares of Vestcom common stock by the Solicitors' directors, officers, employees and representatives who may participate in the solicitation, and about any transactions between any of them and Vestcom.

      The cost of the solicitation of consents to the Proposals will be borne by the Solicitors. The Solicitors may seek reimbursement of the costs of this solicitation from Vestcom. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate
approximately $   , of which $     has been spent to date. The portion of such
costs allocable solely to the solicitation of consents to the Proposals is not readily determinable.

                                CONSENT PROCEDURE

      Section 14A:5-6 of the New Jersey Business Corporation Act provides that, absent a contrary provision in Vestcom's Certificate of Incorporation, any action that may be taken at a meeting of the shareholders may be taken by the written consent of at least the minimum number of votes that would be necessary to take such action at a meeting in which all shares entitled to vote were present and voting. Vestcom's Certificate of Incorporation contains no contrary provision.

      Article II, Section 2.15 of the Vestcom by-laws, provides that any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent will, by written notice to the Secretary of Vestcom, request that the Vestcom Board fix a Consent Record Date. The Vestcom Board is required to promptly, but in all events within 10 days of the date on which such a request is received, adopt a resolution fixing the Consent Record Date. Under the Vestcom by-laws, the Consent Record Date fixed by the Vestcom Board cannot be later than 10 days following the date on which the resolution fixing the Consent Record Date was adopted by the Vestcom Board. Under the NJBCA and the Vestcom by-laws, if no Consent Record Date has been fixed by the Vestcom Board within 10 days of the receipt of the request, the Consent Record Date will be the first date on which a signed, written consent setting forth the action taken or proposed to be taken is delivered to Vestcom. On January 18, 2000, the Solicitors delivered to Vestcom a notice of its intention to seek to have Vestcom's shareholders take action by written consent and requested that the Vestcom Board fix the Consent Record Date for the consent solicitation made hereby. On January 29, 2000, the Vestcom Board fixed February 8, 2000, as the Consent Record Date for the solicitation.

      The Proposals will become effective when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record, as of the close of business on the Consent Record Date, constituting a majority of the shares of Vestcom common stock then outstanding and such consents are delivered to Vestcom. NJBCA Section 14A:5-6 provides that no written consent will be effective unless delivered to Vestcom within 60 days of the date of the earliest dated consent delivered to Vestcom in the manner provided by New Jersey law. The effectiveness of the Proposals is subject to, and conditioned upon, the adoption of each and every one of the Proposals by the holders of record, as of the close of business on the Consent Record Date, of a majority of the shares of Vestcom common stock then outstanding.

      Any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the Proposals.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

      Under Section 2.15 of Article II of the Vestcom by-laws, the Secretary of Vestcom is required to engage a nationally recognized independent inspector of election in connection with this consent solicitation. The inspector is required, as soon as practicable after receipt of written consents for adoption of the Proposals, to conduct such reasonable investigations as the inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents, including determining whether the holders of shares of Vestcom common stock having the requisite voting power to authorize the Proposals have given consent. If after this investigation, the inspector determines that actions proposed by this consent solicitation have been validly taken, that fact is to be certified on Vestcom's records. The Solicitor plans to present the results of a successful solicitation with respect to the corporate actions proposed herein to Vestcom as soon as possible.

      An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that Vestcom has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to the Solicitor, in care of Beacon Hill Partners, or to an address provided by Vestcom. Although a revocation is effective if delivered to Vestcom, the Solicitor requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to the Solicitor in care of Beacon Hill Partners at the address set forth above, so that the Solicitor will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record on the Consent Record Date of a majority of outstanding shares of Vestcom common stock.

                              SPECIAL INSTRUCTIONS

      If you were a record holder of shares of Vestcom common stock as of the close of business on the Consent Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope or by mailing the consent card to Beacon Hill Partners at the address stated below.

      If the shareholder signing, dating and returning the GOLD consent card has failed to check a box marked "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" for any of the Proposals, such shareholder will be deemed to have consented to each such Proposal, except that such shareholder will not be deemed to have consented to the removal of any current Vestcom director or to the election of any Nominee whose name is written in on the consent card under the corresponding Proposal.

                  THE SOLICITORS RECOMMEND THAT YOU CONSENT TO
                             EACH OF THE PROPOSALS.

      YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED GOLD CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY OR MAIL THE CARD TO MORROW AT THE ADDRESS STATED BELOW.

      FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

      If your shares of Vestcom common stock are held in "Street-Name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions.

Please sign, date and return the enclosed GOLD consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute a GOLD consent card on your behalf. the Solicitor urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to The Solicitor in care of Beacon Hill Partners at the address set forth below so that the Solicitor will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                                APPRAISAL RIGHTS

      Holders of Vestcom common stock do not have dissenters' appraisal rights under New Jersey law in connection with this consent.

                      COMPENSATION, REMUNERATION AND OTHER
                       INFORMATION ABOUT VESTCOM'S PRESENT
                             OFFICERS AND DIRECTORS

      We refer you to Vestcom's last Proxy Statement, dated April 27, 1999, for information concerning the compensation, enumeration and other information about Vestcom's present officers and directors.

                              SHAREHOLDER PROPOSALS

      According to Vestcom's Proxy Statement dated April 27, 1999, shareholder proposals to be presented at Vestcom's next Annual Meeting must have been received by Vestcom, in writing, no late than December 27, 1999, in order to be eligible for inclusion in Vestcom's Proxy Statement and form of proxy for that meeting, and must be received no later than March 12, 1999, to be considered at the next Annual Meeting (but not included in Vestcom's Proxy Statement for that meeting).

      We believe, however, that pursuant to the amended by-laws of Vestcom adopted on December 16, 1999, shareholder proposals to be presented at the next Annual Meeting must be received by Vestcom no earlier than January 27, 2000 and no later than February 26, 2000 in order to be considered at the next Annual Meeting (but not included in Vestcom's Proxy Statement).

      If you have any questions or require any assistance in executing or delivering your consent, please write to, or call:

                              Beacon Hill Partners
                           90 Broad Street, 20th Floor
                               New York, NY 10004
          Banks and Brokerage Firms Call Toll-Free: (800) ________, or
                          Call Collect: (212) ________
                    Shareholders Please Call: (800) ________

Dated: February   , 2000

                                     ANNEX I

             INFORMATION CONCERNING VESTCOM'S OFFICERS AND DIRECTORS

      The following table sets forth the share ownership of all current directors and executive officers of Vestcom and holders of more than five percent of Vestcom's Common Stock as reported in Vestcom's Proxy Statement, dated April 27, 1999:

                                      NUMBER OF
                                  COMMON SHARES AND              PERCENT
NAME                           SHARE EQUIVALENTS(1)(2)          OF CLASS
----                           -----------------------          --------

--------------------------------------------------------------------------------
Brookside Capital Partners       1,150,700 (A)                   13.09%
Fund L.P.
--------------------------------------------------------------------------------
Dresdner RCM Global              867,200                         9.87%
Investors LLC
--------------------------------------------------------------------------------
Dresdner RCM Global
Investors US Holdings LLC
--------------------------------------------------------------------------------
RCM Limited L.P.
--------------------------------------------------------------------------------
RCM General Corporation
--------------------------------------------------------------------------------
Dresdner Bank AG
--------------------------------------------------------------------------------
Gary J. Marcello                 541,170                         6.2%
--------------------------------------------------------------------------------
AMVESCAP PLC                     447,400                         5.09%
--------------------------------------------------------------------------------
Joel Cartun(1)                   1,474,198                       16.3%
--------------------------------------------------------------------------------
Peter J. McLaughlin              172,837                         1.9%
--------------------------------------------------------------------------------
Harvey Goldman(2)                28,500                          *
--------------------------------------------------------------------------------
Brendan Keating(3)               16,250                          *
--------------------------------------------------------------------------------
Robert Rogus(4)                  117,938                         1.3%
--------------------------------------------------------------------------------
Stephen R. Bova(5)               148,000                         1.6%
--------------------------------------------------------------------------------
Leonard J. Fassler(6)            13,500                          *
--------------------------------------------------------------------------------
Fred S. Lafer(7)                 12,100                          *
--------------------------------------------------------------------------------
Robert J. Levenson(8)            10,100
--------------------------------------------------------------------------------
Richard D. White(9)              110,000                         1.2%
--------------------------------------------------------------------------------

----------

(1) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee for such trustees, Mr. Cartun's wife has the right to vote and dispose of such shares.

(2)   Includes 12,500 shares issuable upon the exercise of stock options.

(3)   Includes 8,750 shares issuable upon the exercise of stock options.

(4) Includes 1,000 shares issuable upon the exercise of stock options. Mr. Rogus is no longer considered an executive officer of the Company (effective January 1, 1999) and, accordingly, his holdings are not included in the total for all current executive officers, directors and nominees.

(5)   Includes 10,000 shares issuable upon the exercise of stock options.

(6) Includes 1,000 shares held by Mr. Fassler's wife, Mr. Fassler disclaims beneficial ownership of such shares. Also includes 10,000 shares issuable upon the exercise of stock options.

(7) Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee. Also includes 10,000 shares issuable upon the exercise of stock options.

(8) Includes 600 shares held by Mr. Levenson's wife as custodian for the benefit of her children.

(9) Includes 61,704 shares held in the aggregate by CIBC Oppenheimer and an affiliate of CIBC Oppenheimer. Mr. White is a Managing Director of CIBC Capital Partners, an affiliate of CIBC Oppenheimer. Mr. White disclaims beneficial ownership of these 61,704 shares. Also includes 10,000 shares issuable upon the exercise of stock options. Pursuant to Mr. White's employment arrangement with CIBC Oppenheimer, any economic benefit derived from these options must be contributed by him to CIBC Oppenheimer.

                                    ANNEX II

                        INFORMATION CONCERNING DIRECTORS,
                          OFFICERS, EMPLOYEES AND OTHER
                        REPRESENTATIVES OF THE SOLICITORS

      The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of the directors, officers, employees and representatives of the Solicitors who may assist in soliciting consents from Vestcom's shareholders. Unless otherwise indicated, each person listed below is an officer and/or director of TimeTrust, Inc., are of the Solicitors, and the principal business address of each person listed below is 1455 Frazee Road, Suite 420, San Diego, California 92108.

NAME AND PRINCIPAL         PRESENT PRINCIPAL OCCUPATION OR
BUSINESS ADDRESS           EMPLOYMENT
------------------         --------------------------------

Harish K. Chopra     -     President, Secretary and Director, of TimeTrust, Inc.
Robert Verrilli      -     Chief Financial Officer of TimeTrust, Inc.
Jim Jensen           -     Director of TimeTrust, Inc.
Leatrice Latts       -     Director of TimeTrust, Inc.

                                    ANNEX III

                      VESTCOM COMMON STOCK HELD BY CERTAIN
            DIRECTORS, OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES
           OF THE SOLICITORS AND THE NOMINEES AND CERTAIN TRANSACTIONS
                         BETWEEN ANY OF THEM AND VESTCOM

      Except as disclosed in this Consent Statement, none of the Solicitors, their directors or executive officers, the Nominees or the employees or other representatives of the Solicitor named in Annex II owns any securities of Vestcom or any parent or subsidiary of Vestcom, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person for such securities. Except as disclosed in this Consent Statement, to the best knowledge of the Solicitors, its subsidiaries, their directors or executive officers, the Nominees and the employees and other representatives of the Solicitors named in Annex II, none of their Associates (as defined in Rule 14a-1 under the Exchange Act) beneficially owns, directly or indirectly, any securities of Vestcom.

      Except as disclosed in this Consent Statement, none of the Solicitors, their subsidiaries, their directors or executive officers, the Nominees, the employees or other representatives of the Solicitors named in Annex II, or, to their best knowledge, their associates has any arrangement or understanding with any person as (1) to any future employment by Vestcom or its affiliates or (2) to future transactions to which Vestcom or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1998, or any currently proposed transaction, or series of similar transactions, which Vestcom or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of the Solicitors and/or its respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with Vestcom or its subsidiaries in the ordinary course of business since January 1, 1998, but the Solicitors believe that the interest of such persons in such transactions is not material.

      None of the Nominees have been involved in any legal proceedings in the preceding five years which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.

      The following sets forth all purchases and sales during the past two years of Vestcom common stock deemed to be beneficially owned by the Solicitors and the Nominees. All transactions were effected in open market transactions.

                      TRANSACTION
NAME                  DATE                NUMBER OF SHARES         PURCHASE/SALE
----                  ----                ----------------         -------------

Harish K. Chopra      12/29/99                   3,000             Purchase
                      12/30/99                   1,500             Purchase
                      12/30/99                   4,000             Purchase
                      1/6/00                    12,000             Purchase
TimeTrust Inc.        10/19/99                   7,000             Purchase
                      10/26/99                   1,100             Sold
                      11/2/99                      500             Purchase
                      11/16/99                  35,000             Purchase
                      11/17/99                  13,000             Purchase
                      11/18/99                     100             Sold
                      11/18/99                 101,200             Purchase
                      11/18/99                   4,300             Sold
                      11/19/99                     500             Sold
                      11/23/99                     600             Sold
                      12/7/99                    1,000             Purchase
                      12/27/99                     200             Purchase
                      12/28/99                   2,800             Purchase
R-Squared             10/13/99                   4,000             Purchase
                      10/14/99                   5,000             Purchase
                      10/15/99                  50,000             Purchase
                      10/20/99                  50,000             Purchase
                      10/21/99                  51,000             Purchase
                      10/22/99                 100,000             Purchase
                      10/27/99                 115,500             Purchase
                      10/28/99                  20,000             Purchase
                      11/1/99                    5,000             Purchase
                      11/2/99                    4,000             Purchase
                      11/3/99                    7,000             Purchase
                      11/4/99                      300             Purchase
                      11/8/99                   15,000             Purchase
                      11/9/99                    9,000             Purchase
                      11/18/99                   2,500             Purchase
                      11/19/99                   5,000             Purchase
                      1/5/00                     2,000             Purchase
                      1/18/00                    6,000             Purchase
Katrina Hanson        12/17/99                     900             Purchase
                      12/20/99                     600             Purchase
Robert J. Verrilli    11/30/99                   2,500             Purchase

                                    ANNEX IV

                           FORM OF PROPOSED AMENDMENTS
                             TO THE VESTCOM BY-LAWS

      1. Proposed Amendment to Section 3.2 of Article III

      Section 3.2 of Article III of the Vestcom by-laws is amended to read as follows:

            "The number of Directors constituting the whole Board shall be seven."

      2. Proposed Amendment of Section 3.7 of Article III

      Section 3.7 of Article III of the Vestcom by-laws is amended to read as follows:

            "Subject to the last sentence of this Section, any vacancy or vacancies which may occur among the Directors through death, resignation, or disqualification or for any other cause, shall be filled by a majority of the remaining Directors, though less than a quorum, or by the remaining Director, and the Directors so chosen shall hold office until the next annual election and until their respective successors shall be duly elected and shall have qualified, unless sooner displaced as provided by the laws of the State of New Jersey. Newly created directorships resulting from an increase in the number of Directors shall be filled in the same manner. Notwithstanding anything in the foregoing, any vacancies resulting from removal of a director or directors by the shareholders through shareholder action without a meeting shall be filled only by the affirmative vote of the majority of the issued and outstanding shares of the stock of the Corporation entitled to vote."

                                   APPENDIX 1

[GOLD CONSENT CARD]                                       [FORM OF CONSENT CARD]

                    PRELIMINARY COPY -- SUBJECT OF COMPLETION
         SOLICITATION ON BEHALF OF HARISH K. CHOPRA AND TIMETRUST, INC.

Unless otherwise indicated below, the undersigned, a shareholder of record of Vestcom International, Inc. ("Vestcom") as of the close of business on January __, 2000 (the "Consent Record Date"), hereby consents, pursuant to Section 14A.5-6 of the New Jersey Business Corporation Act and Section 2.15 of Article II of the Vestcom by-laws for all shares of common stock of Vestcom held by the undersigned, to the taking of the following actions without a meeting of the shareholders of Vestcom:

      [In the absence of prior Board action, the date of delivery to Vestcom of the initial consent shall constitute the record date for this consent solicitation.]


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

                                                                     Please mark
                                                                your votes as |X
                                                                    indicated in
                                                                    this example

                                                               DOES NOT
                                                       CONSENT  CONSENT  ABSTAIN
1.    Remove Joel Cartun, Fred S. Lafer,
      Brendan Keating, Robert J. Levenson,
      and Richard D. White, and any other person
      (other than Stephen R. Bova, Leonard J. Fassler or those elected pursuant to this consent) elected or appointed to the Vestcom Board prior to the effective date of this shareholder action.

      INSTRUCTION: TO CONSENT, NOT CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL #1, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW:

-----------------------------------------------

2.    Amend Section 3.2  of Article III of the           |_|      |_|      |_|
      Vestcom by-laws to set the
      number of directors of Vestcom
      at seven as set forth in Annex IV to
      the Consent Statement.

3.    Amend Section 3.7 of Article III of the            |_|      |_|      |_|
      Vestcom by-laws to provide
      that vacancies on the Vestcom
      Board created as a result of a
      removal of directors by
      Vestcom shareholders may be
      filled only by a majority vote of
      shares of Vestcom common stock
      as set forth in Annex IV to the
      Consent Statement.

                                                               DOES NOT
                                                       CONSENT  CONSENT  ABSTAIN
4.    Elect Howard April, Harish K.
      Chopra, Parker S. Kennedy,
      Frank E. Raab, and Robert J.
      Verrilli (the "Nominees")
      to serve as directors of Vestcom
      together with continuing directors,
      Stephen R. Bova and Leonard J. Fassler
      (or, if any such Nominee is unable
      to serve as a director of Vestcom
      due to death, disability or otherwise,
      any other person designated as a
      Nominee by the remaining Nominee or
      Nominees).

      INSTRUCTION: TO CONSENT, NOT CONSENT
      OR ABSTAIN FROM CONSENTING TO THE
      ELECTION OF ALL THE PERSONS NAMED IN
      PROPOSAL #4, CHECK THE APPROPRIATE
      BOX ABOVE. IF YOU WISH TO CONSENT TO
      THE ELECTION OF CERTAIN OF THE
      PERSONS NAMED IN PROPOSAL #4, BUT NOT
      ALL OF THEM, CHECK THE "CONSENT" BOX
      ABOVE AND WRITE THE NAME OF EACH SUCH
      PERSON YOU DO NOT WISH ELECTED IN THE
      SPACE PROVIDED BELOW.

---------------------------------------------

5.    Repeal each provision of the                       |_|      |_|      |_|
      Vestcom by-laws adopted after
      December 16, 1999 and before the
      effectiveness of as of the foregoing
      actions.

                                          IF NO BOX IS MARKED FOR ANY PROPOSAL,
                                          THE UNDERSIGNED WILL BE DEEMED TO
                                          CONSENT TO SUCH PROPOSAL, EXCEPT THAT
                                          THE UNDERSIGNED WILL NOT BE DEEMED TO
                                          CONSENT TO THE REMOVAL OF ANY CURRENT
                                          DIRECTOR OR TO THE ELECTION OF ANY
                                          NOMINEE WHOSE NAME IS WRITTEN IN THE
                                          SPACE PROVIDED.

                                          IN ORDER FOR YOUR CONSENT TO BE VALID,
                                          IT MUST BE DATED. PLEASE MARK, SIGN,
                                          DATE AND MAIL YOUR CONSENT PROMPTLY IN
                                          THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                          The provisions of the Consent
                                          Statement dated January

                                          ___, 2000 of Harish K. Chopra and
                                          TimeTrust Inc., which more fully set
                                          forth the amendments to the Vestcom
                                          by-laws described in items 2 and 3
                                          above, including the precise wording
                                          of such amendments (see Annex IV) are
                                          incorporated by reference.

                                          IN THE ABSENCE OF DISSENT OR
                                          ABSTENTION BEING INDICATED ABOVE, THE
                                          UNDERSIGNED HEREBY CONSENTS TO EACH
                                          ACTION LISTED ABOVE.

                                          The effectiveness of proposals 1
                                          through 5 is subject to, and
                                          conditioned upon, the adoption of each
                                          and every proposal set forth above by
                                          the holders of record, as of the close
                                          of business on the Consent Record
                                          Date, of a majority of the shares of
                                          Vestcom common stock then outstanding
                                          (including the receipt of consents
                                          from such holders to the election of
                                          each Nominee to the Vestcom Board).

Signature(s) ________________________ Dated             , 2000

Please sign exactly as the name appears on stock certificate or on the attached label. If shares are held by joint tenants, both should sign. In case of joint owners, each joint owner must sign. When signing as attorney, executor, administrator, trustee guardian, corporate officer, etc., please give full title.

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


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